Exhibit 99.1

	CONTACTS:	State National Companies, Inc.
David Hale, COO & CFO
817-265-2000

Dennard • Lascar Associates
FOR IMMEDIATE RELEASE		Rick Black
713-529-6600

State National Companies Reports

2014 Third Quarter Earnings

BEDFORD, TX — November 17, 2014 — State National Companies, Inc. (NASDAQ: SNC) today reported its 2014 financial results for the third quarter ending September 30, 2014.

Commenting on the quarter, State National’s Chairman, President and Chief Executive Officer Terry Ledbetter, stated, “We are pleased to report another successful quarter that met our expectations and represented continued growth for the Company.  We have a proven, efficient and successful business model which provides for growth in securing new relationships while realizing further success with our existing clients as their operations expand.

“We are also extremely proud to have our Company’s common stock begin trading on the NASDAQ stock market under the ticker symbol SNC,” said Ledbetter.  “For over 40 years, the name State National has been synonymous with insurance solutions that simplify our clients’ businesses. We are excited to have reached this significant milestone in the Company’s history.  Our public listing validates our business plan and allows us to capitalize on additional financial and operational opportunities as we continue to serve our valued clients.  We have and will continue to leverage the strength of our “A” (Excellent) A.M. Best rating as well as expansive licenses. In addition, our proprietary industry-leading Collateral Protection Insurance software and commitment to client service continue to differentiate State National in the marketplace.”

Third Quarter Financial Highlights

•                  Premium earned was $25.6 million, up 22.2 percent from $21.0 million in the third quarter 2013

•                  Ceding fees were $12.2 million, up 38.3 percent from $8.8 million in the third quarter 2013

•                  Adjusted net income was $7.6 million, up 50.9 percent from $5.1 million in third quarter 2013

•                  Adjusted diluted EPS of $0.17 compared to $0.15 in third quarter 2013

•                  For the trailing twelve months, return on average equity utilizing adjusted net income was 15.9 percent

•                  Shareholders’ equity was $232.6 million as of September 30, 2014, compared to $145.4 million as of December 31, 2013

State National Companies Press Release

Total revenues in the third quarter of 2014 were $40.6 million, up 24.8 percent from $32.5 million in the third quarter of 2013, which was primarily due to increases in premium earned and ceding fees. Adjusted net income was $7.6 million, or $0.17 per diluted share, in the third quarter of 2014, compared to $5.1 million, or $0.15 per diluted share, for the same period in 2013. Net income was $7.0 million, or $0.16 per diluted share, in the third quarter of 2014, which is flat year over year. The third quarter 2014 increase was driven by continued growth in both business segments. See “Non-GAAP Reconciliation” below for a reconciliation of non-GAAP financial measures.

Program Services Segment

Total revenues from the Program Services segment in the third quarter of 2014 were $12.2 million, an increase of $3.4 million, or 38.1 percent, from the third quarter of 2013. Ceding fees increased by $3.4 million, or 38.3 percent, to $12.2 million in the third quarter of 2014 from $8.8 million in the third quarter of 2013.  The increase in ceding fees was primarily due to an increase in gross earned premium related to the year over year improvement from two sources. First, one significant program experienced growth in gross written premium in 2014.  Second, another significant program was added in mid-2013.  The earnings for this program had not yet reached the normal run-rate as of September 30, 2013. Reflecting these events, gross written premium grew by $38.0 million, or 17.4 percent, to $257.2 million in the third quarter of 2014 from $219.2 million in the third quarter of 2013.

Lender Services Segment

Total revenues from the Lender Services segment in the third quarter of 2014 were $26.3 million, an increase of $4.5 million, or 20.9 percent, from the third quarter of 2013.  Premium earned grew by $4.7 million, or 22.3 percent, to $25.6 million in the third quarter of 2014 from $20.9 million in the third quarter of 2013.  Of the $4.7 million year over year increase, $2.2 million is related to the amendment of the CUNA Mutual alliance. Lender Services premium increases were driven primarily by rising automobile sales, higher average automobile loan balances and increasing credit availability.

Losses and LAE increased by $2.2 million, or 26.5 percent, to $10.4 million for third quarter of 2014 from $8.2 million in the third quarter of 2013, which was primarily a result of higher earned premium. The net loss ratio increased to 40.7 percent in the third quarter of 2014 from 39.4 percent in the third quarter of 2013, due to an increase in claims volume and an increase in claims severity. Typically, the number of loans insured rises as credit becomes more readily available. A strengthening economy, an aging automobile fleet, and easier access to credit have contributed to an increase in vehicle sales, resulting in higher loan balances upon which the Company pays claims.

Expenses

General and administrative expenses increased by $972,000, or 7.0 percent, to $14.8 million in the third quarter of 2014 from $13.8 million in the third quarter of 2013, primarily due to stock-based compensation expense incurred in 2014. The Company did not have stock-based compensation expense in 2013.  Offering-related expenses of $1.1 million in the third quarter ended

State National Companies Press Release

September 30, 2014 are non-recurring expenses associated with the private placement of the Company’s stock.

Non-GAAP Reconciliation

Adjusted net income is considered a non-GAAP financial measure because it reflects the following adjustments to net income, which is the most directly comparable measure calculated in accordance with GAAP: the pro forma provision for income taxes as if the Company had been treated as a C Corporation for each period presented, and the exclusion (net of tax benefit) of the increase in the Company’s deferred tax asset as a result of the conversion to C Corporation status, the amount of founder special compensation and the non-recurring offering-related expenses and contract modification expense related to the amendment to our alliance agreement with CUNA Mutual.  Management believes this measure is helpful to investors because it provides comparability in evaluating core financial performance between periods.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2014	2013	2014	2013
Adjusted net income	$7,634	$5,059	$20,796	$13,747
Reconciliation of adjusted net income:
Net income	$6,959	$6,997	$4,166	$8,785
Plus (less): Provision for income taxes to reflect change to C corporation status (1)	—	(1,938)	4,193	(1,349)
Less: Recognition of deferred tax asset upon conversion to C corporation (2)	—	—	14,480	—
Plus: Founder special compensation (3)	—	—	10,973	6,311
Plus: Offering-related expenses (3)	675	—	5,041	—
Plus: Contract modification expense (3) (4)	—	—	10,903	—
Adjusted net income	$7,634	$5,059	$20,796	$13,747

(1)         Upon the completion of the private placement, our parent company’s status as a Subchapter S corporation terminated and our consolidated income became fully subject to U.S. federal income taxes.  This adjustment represents estimated income taxes as if the Company had been treated as a C Corporation for each period presented. The estimated tax was calculated assuming the Company’s blended statutory federal and state income tax rates of 38.8% for the three and nine months ended September 30, 2014 and 38.1% for the three and nine months ended September 30, 2013, respectively.

(2)         As a result of the Company’s conversion to a C Corporation, the deferred tax asset increased by approximately $14.5 million primarily due to the effects of eliminating deferred tax balances on the insurance subsidiaries related to intercompany transactions. This excludes the tax effect related to contract modification expense as discussed in note (4) below.

(3)         Founder special compensation, offering-related expenses, and contract modification expense are shown net of the estimated tax benefit for each period presented.  The estimated tax was calculated assuming the Company’s blended statutory federal and state income tax rates of 38.8% and 38.1% for the periods ended September 30, 2014 and 2013, respectively.

(4)         In connection with the recent amendment to the alliance agreement with CUNA Mutual, we agreed to pay CUNA Mutual $17.8 million.  As a result, we recorded contract modification expense of $17.8 million, or $11.0 million net of tax benefit.

Investment Portfolio

The Company’s balance sheet reflects low financial leverage with only $52 million of Trust Preferred debt.  This debt has limited covenants and is interest only until the mid-2030’s. The

State National Companies Press Release

Company’s goodwill or other intangibles represented approximately $7 million at September 30, 2014.

State National’s investment portfolio is primarily comprised of fixed income securities, the majority of which have investment grade rating with short duration of approximately four years and are laddered to allow for new funds to reinvest annually as rates change.  Most of our reserves, which consist mainly of short duration liabilities, are ceded to reinsurers.

“Our value proposition to clients in both Program Services and Lender Services is to take the complexity out of insurance,” added Ledbetter.  “At State National, we operate a very capital efficient business whereby approximately 70 percent of our adjusted pre-tax income from our two primary business segments, exclusive of our Corporate segment, comes from fees. This business model produces attractive returns on equity. Becoming a publicly-traded company was the result of hard work by many dedicated people within our organization. We are thankful to our investors, employees and our outside advisory firms for helping make this a successful transition.”

Conference Call

State National will host a conference tomorrow morning, November 18, 2014 at 9:00 a.m., Central Time to discuss further its third quarter 2014 results. To access the call live, dial (716) 247-5810 and use the passcode 32391346# at least 10 minutes prior to the start time. Alternatively, investors can listen live over the Internet by visiting the Company’s website at http://ir.statenational.com/. For those who cannot listen to the live call, a telephonic replay will be available through November 25, 2014 and may be accessed by calling (855) 859-2056 and using passcode 32391346#. Also, an archive of the webcast will be available after the call for a period of 90 days on the “Investors” section of the Company’s website at http://www.statenational.com/.

About State National Companies, Inc.

State National Companies, Inc. (NASDAQ: SNC) is a leading specialty provider of property and casualty insurance operating in two niche markets across the United States. In its Program Services segment, the company leverages its “A” (Excellent) A.M. Best rating, expansive licenses and reputation to provide access to the U.S. property and casualty insurance market in exchange for a ceding fee. In its Lender Services segment, the Company specializes in providing Collateral Protection Insurance, which insures personal automobiles, light trucks, SUVs and other vehicles held as collateral for loans made by credit unions, banks and specialty finance companies. To learn more, please visit www.statenational.com

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally, but not always, accompanied by words such as “estimate,” “believe,” “expect,” “anticipate,” “would,” “will,” “may,” “plan,” “goal,” “target,” “could,” “continue,” “intend” or other words that convey the uncertainty of future events or outcomes. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business,

State National Companies Press Release

economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

Examples of forward-looking statements include the plans and objectives of management for future operations, including those relating to future growth of our business, and are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control. There can be no assurance that actual developments will be those anticipated by us. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, our ability to recover from our capacity providers, the cost and availability of reinsurance coverage, challenges to our use of issuing carrier or fronting arrangements by regulators or changes in state or federal insurance or other statutes or regulations, our dependence on a limited number of business partners, potential regulatory scrutiny of lender-placed automobile insurance, level of new car sales, availability of credit for vehicle purchases and other factors affecting automobile financing, our ability to compete effectively, a downgrade in the financial strength ratings of our insurance subsidiaries, our ability to accurately underwrite and price our products and to maintain and establish accurate loss reserves, changes in interest rates or other changes in the financial markets, the effects of emerging claim and coverage issues, changes in the demand for our products, the effect of general economic conditions, breaches in data security or other disruptions with our technology, and changes in pricing or other competitive environments.

Forward-looking statements involve inherent risks and uncertainties and State National Companies cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of State National Companies. These factors and other risks and uncertainties are described in detail in our final prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 on October 31, 2014.  The forward-looking statements in this press release speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

State National Companies Press Release

STATE NATIONAL COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

($ in thousands, except for share and per share information)

	September 30,	December 31,
	2014	2013
	(Unaudited)
Assets
Investments:
Fixed-maturity securities – available-for-sale, at fair value (amortized cost - $248,460, $178,901, respectively)	$251,778	$180,954
Equity securities – available-for-sale, at fair value (cost – $1,495, $1,340, respectively)	2,587	2,301
Total investments	254,365	183,255

Cash and cash equivalents	83,314	69,431
Restricted cash and investments	6,622	6,800
Accounts receivable from agents, net	20,841	17,306
Reinsurance recoverable on paid losses	1,266	880
Deferred acquisition costs	970	1,095
Reinsurance recoverables	1,620,597	1,372,225
Property and equipment, net (includes land held for sale –$1,034, $1,034, respectively)	18,600	19,265
Interest receivable	1,467	1,333
Income taxes receivable	—	1,451
Deferred income taxes, net	21,914	3,728
Goodwill and intangible assets, net	6,989	7,906
Other assets	7,587	6,276
Total assets	$2,044,532	$1,690,951

Liabilities
Unpaid losses and loss adjustment expenses	$1,166,509	$1,016,641
Unearned premiums	484,852	386,279
Allowance for policy cancellations	45,999	39,623
Deferred ceding fees	23,984	18,735
Accounts payable to agents	2,426	2,564
Accounts payable to insurance companies	3,296	5,285
Subordinated debentures	52,000	52,000
Income taxes payable	768	—
Other liabilities	32,119	24,370
Other payables, affiliate	—	100
Total liabilities	1,811,953	1,545,597

Shareholders’ equity
Common stock, $.001 par value (150,000,000 shares authorized; 44,247,102 and 40,627,200 shares issued at September 30, 2014 and December 31, 2013, respectively)	44	41
Preferred stock, $.001 par value (10,000,000 and zero shares authorized at September 30, 2014 and December 31, 2013, respectively; no shares issued and outstanding at September 30, 2014 and December 31, 2013)	—	—
Additional paid-in capital	219,795	24,367
Retained earnings	9,704	128,830
Treasury stock (zero and 6,450,304 shares at cost at September 30, 2014 and December 31, 2013, respectively)	—	(10,000)
Accumulated other comprehensive income	3,036	2,116
Total shareholders’ equity	232,579	145,354
Total liabilities and shareholders’ equity	$2,044,532	$1,690,951

State National Companies Press Release

STATE NATIONAL COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

($ in thousands, except for per share information)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
Revenues:
Premiums earned	$25,599	$20,951	$69,585	$60,433
Commission income	405	567	1,167	1,494
Ceding fees	12,167	8,796	33,025	22,491
Net investment income	1,183	1,247	3,401	3,666
Realized net investment gains	291	310	1,186	1,330
Other income	926	631	3,137	1,811
Total revenues	40,571	32,502	111,501	91,225

Expenses:
Losses and loss adjustment expenses	10,695	8,777	29,009	23,193
Commissions	1,209	513	2,438	2,133
Taxes, licenses, and fees	823	604	2,053	1,769
General and administrative	14,813	13,841	42,321	40,163
Founder special compensation	—	—	17,914	10,202
Offering-related expenses	1,101	—	8,230	—
Contract modification expense	—	—	17,800	—
Interest expense	580	589	1,728	1,744
Total expenses	29,221	24,324	121,493	79,204

Income (loss) before income taxes	11,350	8,178	(9,992)	12,021

Income taxes:
Current tax expense	752	2,525	4,505	4,433
Deferred tax expense (benefit)	3,639	(1,344)	(18,663)	(1,197)
	4,391	1,181	(14,158)	3,236
Net income	$6,959	$6,997	$4,166	$8,785

Net income per share attributable to common shareholders:
Basic earnings per share	$0.16	$0.20	$0.11	$0.26
Diluted earnings per share	0.16	0.20	0.11	0.26

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